EXHIBIT 4.5

SUPPLEMENT NO. 1 dated as of July 30, 2003, to the COLLATERAL PLEDGE AND SECURITY AGREEMENT dated as of July 7, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) between Wynn Resorts Funding, LLC, a Nevada limited liability company (the “Pledgor”), and U.S. Bank National Association, as (i) the trustee (in such capacity, the “Trustee”) for the Holders of the Debentures issued by Wynn Resorts, Limited, a Nevada corporation (“Wynn Resorts”), under the Indenture, (ii) the collateral agent for the Trustee and the Holders (in such capacity, the “Collateral Agent”) and (iii) the “securities intermediary” (as such term is defined in Section 8-102(a)(14) of the UCC or, in respect of any Book-Entry Security, in the Federal Book-Entry Regulations (in such capacity, the “Securities Intermediary”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

WHEREAS, Wynn Resorts, Deutsche Bank Securities Inc. and SG Cowen Securities Corporation (Deutsche Bank Securities Inc. and SG Cowen Securities Corporation together the “Initial Purchasers”) are parties to a Purchase Agreement dated June 30, 2003 (the “Purchase Agreement”), pursuant to which Wynn Resorts granted the Initial Purchasers an option under Section 2(b) of the Purchase Agreement to purchase up to $50,000,000 aggregate principal amount of Wynn Resorts’ 6% Convertible Subordinated Debentures due 2015 (the “Debentures”);

WHEREAS, Wynn Resorts, the Pledgor and the Trustee have entered into that certain indenture dated as of July 7, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which, among other things, Wynn Resorts is issuing the Debentures and Pledgor is guaranteeing the Debentures on a senior secured basis;

WHEREAS, pursuant to and subject to the terms of the Indenture, as of each Date of Delivery, the Pledgor is required to purchase, or cause the purchase of, with proceeds of the Debentures contributed to the Pledgor by Wynn Resorts, and pledge to the Collateral Agent for the benefit of the Trustee and the holders (the “Holders”) of the Debentures, U.S. Government Obligations in such amount that will be sufficient, accounting for scheduled interest and principal payments of such U.S. Government Obligations, to provide for cash payment in full when due of the first six scheduled interest payments on the Debentures (i.e., scheduled interest payments due on the Debentures during the period from Closing Time up to and including July 15, 2006)(the “Collateralized Obligations”);

WHEREAS, the Pledgor, the Trustee, the Collateral Agent and the Securities Intermediary have entered into the Pledge Agreement, pursuant to which the Pledgor has previously pledged certain Pledged Securities to the Collateral Agent for the benefit of the Holders in connection with the purchase by the Initial Purchasers of $200,000,000 aggregate principal amount of Debentures;

WHEREAS, the Initial Purchasers have exercised their option under Section 2(b) of the Purchase Agreement to purchase $50,000,000 aggregate principal amount of Debentures;

WHEREAS, it is a condition precedent to the purchase of the Debentures by the Initial Purchasers pursuant to the option granted in Section 2(b) the Purchase Agreement that the Pledgor purchase Additional Pledged Securities and deposit such Additional Pledged Securities into the Collateral Account to be held therein subject to the terms of the Pledge Agreement and shall have granted a security interest as contemplated by the Pledge Agreement;

NOW, THEREFORE, in consideration of the premises herein contained, and to induce the Initial Purchasers to purchase the Debentures, the Pledgor, the Trustee, the Securities Intermediary and the Collateral Agent hereby agree, for the benefit of the Initial Purchasers and for the ratable benefit of the Trustee and the Holders, as follows:

SECTION 1.    Pledge and Grant of Security Interest.    Pursuant to Section 1.3 of the Pledge Agreement, as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, the Pledgor hereby grants to the Collateral Agent for the benefit of the Trustee and for the ratable benefit of the Holders, a Lien on and security interest in all of the Pledgor’s right, title and interest in, to and under the following property: (a) the U.S. Government Obligations identified by CUSIP No. on Schedule I hereto (the “Additional Pledged Securities”) and the certificates representing the Additional Pledged Securities, the scheduled payments of principal and interest thereon and (b) the Security Entitlements described in Schedule I hereto and, in each case, the certificates, if any, representing the Additional Pledged Securities and the scheduled payments of principal and interest thereon. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2.    Supplement to Schedule I.    The parties hereto agree that Schedule I to the Pledge Agreement shall be supplemented by Schedule I hereto.

SECTION 3.    Purchase of Additional Pledged Securities.    Pursuant to Section 2(b)(ii) of the Pledge Agreement, as of the date hereof, the Pledgor agrees to transfer, or caused to be transferred to the Securities Intermediary for credit to the Collateral Account, an amount equal to $8,783,700, which amount shall be sufficient for the Securities Intermediary to purchase the Additional Pledged Securities. The Securities Intermediary agrees to apply such amount to purchase the Additional Pledged Securities as contemplated under Section 2(c) of the Pledge Agreement.

SECTION 4.    Representations and Warranties of the Pledgor.    The Pledgor hereby represents and warrants to the other parties hereto, as of the date hereof, that:

(a)	Each of this Supplement and the Pledge Agreement as supplemented hereby has been duly authorized, validly executed and delivered by the Pledgor and (assuming the due authorization and valid execution and delivery of this Supplement by each of the other parties hereto and enforceability of this Supplement against each of the other parties hereto in accordance with its terms) constitutes a valid and binding agreement of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and the discretion of the court before which any proceeding therefor may be brought, (iii) the exculpation provisions and rights to indemnification under the Pledge Agreement may be limited by U.S. federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in Sections 17.11 and 17.15 of the Pledge Agreement may be limited by applicable law; and

(b)	the representations and warranties of the Pledgor set forth in Section 6 of the Pledge Agreement are true and correct in all material respects with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date (in which case they shall be been true and correct in all material respects on and as of such earlier date).

SECTION 5.    Execution in Counterparts.    This Supplement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the Pledgor, the Trustee, the Securities Intermediary and the Collateral Agent.

SECTION 6.    Effect of Supplement.    Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 7.    Governing Law.    This Supplement shall governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Pledgor, the Trustee, the Securities Intermediary and the Collateral Agent have each caused this Supplement to be duly executed and delivered as of the date first above written.

WYNN RESORTS FUNDING, LLC, a Nevada limited liability company, as the Pledgor

By:	/s/ RONALD J. KRAMER
Name: Title:	Ronald J. Kramer President

U.S. BANK NATIONAL ASSOCIATION, as the Trustee, the Collateral Agent and the Securities Intermediary

By:	/s/ RICHARD H. PROKOSCH
Name: Title:	Richard H. Prokosch Vice President

4